VILLAGE SUPER MARKET, INC.
                           733 MOUNTAIN AVENUE
                      SPRINGFIELD, NEW JERSEY 07081
                          PHONE:  (973) 467-2200
                           FAX:  (973) 467-6582

                        VILLAGE SUPER MARKET, INC.
            REPORTS RECORD RESULTS FOR THE QUARTER AND YEAR ENDED
                             July 26, 2008


Contact:     Kevin Begley, CFO
             (973) 467-2200 - Ext. 220
             Kevin.Begley@Wakefern.com

     Springfield, New Jersey - October 2, 2008 - Village Super Market, Inc. (NSD-VLGEA) today reported its results of operations for the fourth quarter ended July 26, 2008.

     Net income was $6,891,000 in the fourth quarter of fiscal 2008, an increase of 9% from the fourth quarter of the prior year. Net income increased primarily due to improved sales and lower operating expenses as a percentage of sales, partially offset by lower gross profit percentages and lower interest income.

     Sales were $297,968,000 in the fourth quarter of fiscal 2008, an increase of 10.7% from the prior year. Sales increased due to the opening of the Galloway and Franklin stores earlier in fiscal 2008 and a same store sales increase of 3.6%. Improved sales in one store due to the closing of a store by a competitor, improved sales in the Somers Point replacement store and food inflation contributed to the same store sales increase. In addition, the distribution of economic stimulus checks contributed to improved same store sales in the fourth quarter of fiscal 2008. These improvements were partially offset by reduced sales in three stores due to a competitive store opening and
cannibalization from the opening of the Galloway and Franklin stores.   In
addition, sales were negatively impacted by increased sale item penetration and trading down, as customers appeared to be more cautious due to concerns about the economy and rising gas and food prices. Improved transaction count and average transaction size both contributed to the increase in same store sales.

     Net income of the fiscal year was $22,543,000, an increase of 10% from the prior year. Sales in fiscal 2008 were $1,127,762,000, an increase of 7.8% from the prior year. Same store sales increased 2.5% in fiscal 2008. Net income in fiscal 2008 improved compared to the prior year due to higher sales, improved gross profit percentages and lower operating expenses as a percentage of sales.

     Village Super Market operates a chain of 25 supermarkets under the Shop Rite name in New Jersey and eastern Pennsylvania.

     All statements, other than statements of historical fact, included in this Press Release are or may be considered forward-looking statements within the meaning of federal securities law. The Company cautions the reader that there is no assurance that actual results or business conditions will not differ materially from future results, whether expressed, suggested or implied by such forward-looking statements. The Company undertakes no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof. The following are among the principal factors that could cause actual results to differ from the forward-looking statements:
local economic conditions; competitive pressures from the Company's operating environment; the ability of the Company to maintain and improve its sales and margins; the ability to attract and retain qualified associates; the availability of new store locations; the availability of capital; the liquidity of the Company; the success of operating initiatives; consumer spending patterns; the impact of higher energy prices; increased cost of goods sold, including increased costs from the Company's principal supplier, Wakefern;
the results of litigation; the results of tax examinations; the results of union contract negotiations; competitive store openings; the rate of return on pension assets; and other factors detailed herein and in the Company's filings with the SEC.


                               VILLAGE SUPER MARKET, INC.
                    CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                         (In Thousands Except Per Share Amounts)

                         13 Wks. Ended       13 Wks. Ended       52 Wks. Ended       52 Wks. Ended
                         July 26, 2008       July 28, 2007       July 26, 2008       July 28, 2007

Sales                     $ 297,968           $ 269,256           $ 1,127,762         $ 1,046,435

Cost of sales               217,939             195,944               822,564             764,494
                           --------            --------            ----------          ----------
Gross profit                 80,029              73,312               305,198             281,941

Operating and
 administrative expense      64,587              59,623               252,739             235,226

Depreciation and
 amortization                 3,553               3,186                13,713              12,398
                           --------            --------            ----------          ----------
Operating income             11,889              10,503                38,746              34,317

Interest expense               (789)               (652)               (2,986)             (2,687)

Interest income                 565               1,061                 3,030               3,673
                           --------            --------            ----------          ----------
Income before
 income taxes                11,665              10,912                38,790              35,303

Income taxes                  4,774               4,580                16,247              14,800
                          ---------           ---------            ----------          ----------
Net income               $    6,891          $    6,332           $    22,543         $    20,503
                          =========           =========            ==========          ==========

Net income
 per share

Class A common stock:
  Basic                  $     1.28          $     1.20           $      4.23         $      3.89
  Diluted                $     1.05          $      .96           $      3.43         $      3.14

Class B common stock:
  Basic                  $      .83          $      .78           $      2.76         $      2.53
  Diluted                $      .82          $      .76           $      2.75         $      2.47


Gross profit as a
 % of sales                    26.9%               27.2%                 27.1%               26.9%


Operating and
 administrative
 expense as a
 % of sales                    21.7%               22.1%                 22.4%               22.5%
